Exhibit 5.1
●, 2007
Photowatt Technologies Inc.
25 Reuter Drive
Cambridge, Ontario, Canada
N3E 1A9
Re:	Photowatt Technologies Inc., Registration Statement on Form F-1 Registration No. 333-137044
Ladies and Gentlemen:
We have acted as legal counsel to Photowatt Technologies Inc., a corporation organized under the federal laws of Canada (the “Company”), and its parent corporation ATS Automation Tooling Systems Inc., in connection with the Company’s initial public offering of up to ● common shares (the “Shares”), which includes up to ● common shares issuable upon exercise of an over-allotment option by BMO Nesbitt Burns Inc. and UBS Securities LLC (collectively, the “Underwriters”) as set forth in the underwriting agreement to be entered into by and among the Company, the Underwriters and the other underwriters named therein (the “Underwriting Agreement”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).
We are qualified to express opinions only with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of Ontario and the federal laws of Canada applicable therein.
In connection with this opinion, we have examined (i) the registration statement on Form F-1 filed by the Company under the Securities Act on August 29, 2006, Amendment No. 1 thereto filed on October 16, 2006, Amendment No. 2 thereto filed on November 9, 2006, Amendment No. 3 thereto filed on December 11, 2006, Amendment No. 4 thereto filed on January 10, 2007, Amendment No. 5 thereto filed on February 2, 2007 and Amendment No. 6 thereto filed on February 13, 2007 (such registration statement, as so amended being hereinafter referred to as the “Registration Statement”), (ii) the form of Underwriting Agreement filed as an exhibit to the Registration Statement, (iii) the articles of the Company in effect on the date hereof, as certified by an officer of the Company; (iv) the Bylaws of the Company in effect on the date hereof, as certified by an officer of the Company; (v) a specimen certificate evidencing the common shares of the Company, (vi) an unanimous shareholder declaration dated August 22, 2006; (vii) resolutions of the sole shareholder of the Company, relating to the issuance of the Shares and related matters; and (viii) resolutions of the Board of Directors of the Company, relating to the filing of the Registration Statement and related matters, as well as such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.
For the purposes of our opinions hereinafter expressed, we have assumed the genuineness of all signatures of all parties, the legal capacity of individuals signing any documents and the authenticity of all
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documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic or electronically transmitted copies or facsimiles thereof and the authenticity of the originals of such certified, photostatic or electronically transmitted copies or facsimiles.
Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and paid for in accordance with resolutions duly adopted by the sole shareholder of the Company, will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Securities Act, or the rules and regulations promulgated thereunder.
Yours truly
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